As filed with the Securities and Exchange Commission on August 21, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Steel Connect, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2921333
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1601 Trapelo Road, Suite 170 Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Steel Connect, Inc.

2020 Stock Incentive Compensation Plan

(Full title of the plan)

Douglas B. Woodworth

Chief Financial Officer

Steel Connect, Inc.

1601 Trapelo Road, Suite 170

Waltham, Massachusetts

(Name and address of agent for service)

(781) 663-5000

(Telephone number, including area code, of agent for service)

Copy to:

Colin Diamond

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Tel: (212) 819-8200

Fax: (212) 354-8113

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.01 par value (the “Common Stock”)	10,073,666	(1)(2)	$0.57	(3)	$5,741,989.62	(3)	$745.31

(1)	Consists of the following shares of Common Stock: (a) 4,945,000 shares of Common Stock, which are reserved for issuance under the Steel Connect, Inc. 2020 Stock Incentive Compensation Plan (the “2020 Incentive Plan”), plus (b) up to 5,128,666 shares of Common Stock previously registered under the Registrant’s registration statement on Form S-8 (File No. 333-171285), filed with the Securities and Exchange Commission on December 20, 2010, for offer or sale under the Registrant’s 2010 Incentive Award Plan, as amended on April 12, 2018, which may now be issued under the 2020 Incentive Plan.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares which become issuable under the 2020 Incentive Plan as a result of anti-dilution provisions described therein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices ($0.55 - $0.59) of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on August 17, 2020.

EXPLANATORY NOTE

Steel Connect, Inc. (the “Corporation” or the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) this registration statement on Form S-8 (this “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”) (i) 4,945,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of the Registrant, not previously registered, issuable pursuant to the Steel Connect, Inc. 2020 Stock Incentive Compensation Plan (the “2020 Incentive Plan”) and (ii) up to 5,128,666 shares of Common Stock of the Registrant, previously registered pursuant to the Steel Connect, Inc. 2010 Incentive Award Plan, as amended on April 12, 2018 (the “Prior Plan”) under the Registrant’s registration statement on Form S-8 (File No. 333-171285) filed with the Commission on December 20, 2010 (the “Prior Registration Statement”), issuable pursuant to the 2020 Incentive Plan.

On June 12, 2020, the Registrant’s board of directors adopted, subject to stockholder approval, the 2020 Incentive Plan, and on July 23, 2020 (the “Effective Date”), the 2020 Incentive Plan was approved by the stockholders at the Registrant’s 2019 Annual Meeting of Stockholders. This Registration Statement registers 4,945,000 new shares of Common Stock reserved for issuance under the 2020 Incentive Plan. In addition, this Registration Statement also registers (i) 4,068,143 shares of Common Stock previously registered on the Prior Registration Statement, which remained available for issuance under the Prior Plan as of the Effective Date and (ii) up to 1,060,523 shares of Common Stock previously registered on the Prior Registration Statement and subject to outstanding awards under the Prior Plan, which are forfeited or lapse unexercised or are settled in cash and are not issued under the Prior Plan for any reason (collectively, the “Carryover Shares”), which may be issued under the 2020 Incentive Plan. The Carryover Shares are no longer available for new awards under the Prior Plan and have been deregistered from the Prior Registration Statement in Post-Effective Amendment No. 1 thereto filed on the date hereof. Any shares of Common Stock previously registered under the Prior Registration Statement and not utilized as Carryover Shares will remain registered under the Prior Registration Statement.

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under the 2020 Incentive Plan as a result of anti-dilution provisions described therein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to each participant in the 2020 Incentive Plan as may be required by Rule 428(b). Such documents are not required to be and are not being filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to participants will also indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) and will include the address and telephone number to which the request is to be directed.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Corporation hereby incorporates by reference in this Registration Statement the following:

●	the Corporation’s Annual Report on Form 10-K for the year ended July 31, 2019 filed with the Commission on October 15, 2019 and Amendment No. 1 to the Corporation’s Annual Report on Form 10-K/A filed with the Commission on November 26, 2019 (collectively, the “Annual Report”);

●	the Corporation’s Quarterly Reports on Form 10-Q for the quarterly periods ended October 31, 2019, January 31, 2020 and April 30, 2020, filed with the Commission on December 10, 2019, March 11, 2020 and June 8, 2020, respectively;

●	the Corporation’s Current Reports on Form 8-K filed with the Commission on November 1, 2019, November 25, 2019, December 23, 2019, December 31, 2019, January 2, 2020, March 18, 2020, April 1, 2020, April 29, 2020, May 20, 2020, June 16, 2020, and July 27, 2020; and

●	the description of the Corporation’s Common Stock contained in the Corporation’s Registration Statement on Form 8-A filed with the Commission on November 10, 1993 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by Exhibit 4.2 to the Annual Report (Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934) and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes and empowers the Corporation to indemnify the directors, officers, employees and agents of the Corporation against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought, or threatened to be brought, against any such person as a result of his or her relationship with the Corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action, provided that such persons had no reasonable cause to believe their conduct was unlawful. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Pursuant to Section 102(b)(7) of the Delaware General Corporation Laws, Article EIGHTH of the Registrant’s Restated Certificate of Incorporation eliminates a director’s personal liability for monetary damages to the Registrant and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director’s duty of loyalty to the Registrant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, self-dealing, or the unlawful payment of dividends or repurchase of stock.

Article NINTH of the Registrant’s Restated Certificate of Incorporation and Article VII of the Registrant’s Fourth Amended and Restated Bylaws provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving at the express written request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided for in each of Article NINTH and Article VII is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement, or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors, and administrators of such persons. Article VII also provides that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or is or was serving at the request of the Registrant, as a director, trustee, partner, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

In addition, the Registrant maintains an insurance policy on behalf of itself and certain of its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities that may arise as a result of the actions of the directors and officers. The Registrant has also entered into agreements with certain directors and officers affirming the Registrant’s obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Documents

4.1	Restated Certificate of Incorporation of the Registrant incorporated herein by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 29, 2008.

4.2	Amendment to the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on December 29, 2014, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 5, 2015.

4.3	Certificate of Amendment of the Restated Certificate of Incorporation of ModusLink Global Solutions, Inc. (Effecting the Reverse Split), filed with the Secretary of State of the State of Delaware on January 16, 2015, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 22, 2015.

4.4	Certificate of Amendment of the Restated Certificate of Incorporation of ModusLink Global Solutions, Inc. (Effecting the Forward Split), filed with the Secretary of State of the State of Delaware on January 16, 2015, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 22, 2015.

4.5	Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on February 20, 2018, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 26, 2018.

4.6	Amendment to Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on April 12, 2018, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 16, 2018.

4.7	Fourth Amended and Restated Bylaws of ModusLink Global Solutions, Inc., as currently in effect, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 23, 2014.

4.8	Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of ModusLink Global Solutions, Inc. filed with the Secretary of State of the State of Delaware on December 15, 2017, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 19, 2017.

4.9	Certificate of Designation of Rights, Preferences and Privileges of Series D Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on January 19, 2018, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 19, 2018.

4.10	Specimen stock certificate representing the Registrant’s Common Stock, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 22, 2015.

4.11	Tax Benefits Preservation Plan, dated as of January 19, 2018, by and between ModusLink Global Solutions, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 19, 2018.

4.12	Form of 7.50% Convertible Senior Note due 2024 issued by Steel Connect, Inc. to SPH Group Holdings LLC, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 28, 2019.

5.1	Opinion of White & Case LLP with respect to the legality of the Common Stock being registered.

23.1	Consent of BDO USA, LLP.

23.2	Consent of White & Case LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney of certain officers and directors.

99.1	Steel Connect, Inc. 2020 Stock Incentive Compensation Plan, incorporated herein by reference to Appendix II of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on June 29, 2020.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 21st day of August, 2020.

STEEL CONNECT, INC.

By:	/s/ Douglas B. Woodworth
Name:	Douglas B. Woodworth
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title of Capacities	Date

/s/ Warren G. Lichtenstein	Interim Chief Executive Officer, Executive Chairman and Director (Principal Executive Officer)	August 21, 2020
Warren G. Lichtenstein

/s/ Douglas B. Woodworth	Chief Financial Officer (Principal Financial Officer)	August 21, 2020
Douglas B. Woodworth

/s/ Joseph B. Sherk	Chief Accounting Officer (Principal Accounting Officer)	August 21, 2020
Joseph B. Sherk

/s/ Glen M. Kassan	Vice Chairman and Director	August 21, 2020
Glen M. Kassan

/s/ Jeffrey J. Fenton	Director	August 21, 2020
Jeffrey J. Fenton

/s/ Jack L. Howard	Director	August 21, 2020
Jack L. Howard

/s/ Maria U. Molland	Director	August 21, 2020
Maria U. Molland

/s/ Jeffrey S. Wald	Director	August 21, 2020
Jeffrey S. Wald